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                                                                    EXHIBIT 23.6




                          CONSENT OF FINANCIAL ADVISOR


     We hereby consent to the use in this Registration Statement on Form S-4 of our letter to the Board of Directors of First Charter Corporation, included as Appendix C to the Joint Proxy Statement/Prospectus that is a part of this Registration Statement, and to the references to such letter and to our firm in such Joint Proxy Statement/Prospectus. In giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.




                               WHEAT FIRST SECURITIES, INC.



Richmond, Virginia
Date: July 31, 1998